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                    [Letterhead of Ovid Technologies, Inc.]


Mark L. Nelson
President and CEO
Ovid Technology, Inc.

June 15, 1998

Dear Mark,

The following sets forth the agreement between you and Ovid Technologies, Inc. (the Company):

As of May 1, 1998 there was a balance outstanding due by you to the company of $146,914.86 representing amounts loaned to you. During May, additional loans and interest charges of $76,244.05 were added bringing the May 31, 1998 balance to $223,158.91. Interest is being charged at a rate of 8% per annum on the outstanding principal balance. Interest will be calculated monthly and added to the balance outstanding at the end of each month. Loans extended to you during the month will be charged interest only for the days outstanding during that month.

Borrowing under this agreement shall not exceed $2.0 million dollars. The Company may demand repayment of all balances outstanding at any time. If repayment has not been demanded previously, all outstanding balances are due the Company on December 31, 1999.

Periodic repayments can be made at your discretion and will be credited to the amount outstanding on the date received, and reduce the amount on which interest is charged from that date.

A statement updating you on the balance of the amount owed the Company, interest charges, current month's advances and repayments made will be sent you after the end of each month.

For our records, please sign this letter where indicated below in acknowledgement of these terms.

Thank you,

/s/ Jeffrey A. Hoerle
Jeffrey A. Hoerle
Chief Financial Officer

Accepted:

/s/ Mark L. Nelson
Mark L. Nelson
President and CEO


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